Exhibit 3.38

JAN-2 2013
WISCONSIN
DFT

AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

TRANSPAK CORPORATION

Pursuant to the consent of the shareholders and Board of Directors of Transpak Corporation and in accordance with Section 180.1003 of the Wisconsin Statutes, the following resolutions were duly adopted on December 31, 2012:

BE IT RESOLVED, that the Amended and Restated Articles of Incorporation of the Corporation be, and they hereby are, amended by adding Article VII thereof and inserting the following:

ARTICLE VII

The voting requirements of Sections 180.1003(3), 180.1103(3), 180.1202(3), 180.1202(3), 180.1402(3) and 180.1404(2) of the Wisconsin Statutes shall apply to all actions to which the above described statutes are applicable.

The remaining provisions of the Amended and Restated Articles of Incorporation shall remain unchanged.

Executed as of the 31st day of December, 2012.

/s/ Thomas M. Wamser
Thomas M. Wamser, President

STATE OF WISCONSIN
This instrument was drafted by:	FILED

Peter M. Sommerhauser	JAN - 3 2013
Godfrey & Kahn, S.C.
780 North Water Street	[ILLEGIBLE]
Milwaukee, Wisconsin 53202	FINANCIAL INSTITUTIONS

REEL 2321 IMAG 487

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

TRANSPAK CORPORATION

These Amended and Restated Articles of Incorporation are executed by the undersigned to supersede and replace the heretofore existing Articles of Incorporation of Transpak Corporation, a Wisconsin corporation organized under Chapter 180 of the Wisconsin Statutes:

ARTICLE I

The name of the Corporation is “Transpak Corporation.”

ARTICLE II

The period of existence of the Corporation shall be perpetual.

ARTICLE III

The Corporation is authorized to engage in any lawful activity for which Corporations may be organized under Chapter 180 of the Wisconsin Statutes and any successor provisions.

ARTICLE IV

The aggregate number of shares which the Corporation shall have authority to issue is Two Thousand (2,000) shares of stock consisting of one class only, designated as “common stock” having a par value of One Dollar ($1.00) each.

ARTICLE V

The registered office of the Corporation is located at 2835 North Mayfair Road, in the City of Milwaukee, Milwaukee County, Wisconsin 53222 and the name of its registered agent at such address is Donald H. Tushaus.

ARTICLE VI

The number of directors of the Corporation shall be as provided in the By-Laws of the Corporation. The number of directors of the Corporation may be changed from time to time by the By-Laws of the Corporation, but in no case shall be less than one (1).

This document was drafted by:

Christopher B. Noyes
Godfrey & Kahn, S.C.	STATE OF WISCONSIN
780 North Water Street	FILED
Milwaukee, WI 53202
APR 11 1989

DOUGLAS LA FOLLETTE
SECRETARY OF STATE